EXHIBIT 21

LIST OF SUBSIDIARIES OF

ACTION PERFORMANCE COMPANIES, INC.
(as of November 30, 2002)

State or Country
of Incorporation
Name of Subsidiary	or Organization

Action Corporate Services, Inc.	Arizona
Action-Jumpstart, L.L.C. (9)	Arizona
Action Performance Holdings GmbH	Germany
Action Racing Collectables, Inc.	Arizona
Action Sports Image, L.L.C.	Arizona
APC Europe GmbH (1)	Germany
APC Minichamps GmbH (1)	Germany
Action-McFarlane LLC (8)	Arizona
AW Acquisition, Inc.	Arizona
Castaway Collectables, L.L.C. (2)	Arizona
Chase Racewear, L.L.C. (2)	North Carolina
Creative Marketing & Promotions, Inc.	North Carolina
Danhausen GmbH (4)	Germany
goracing.com, inc	Arizona
goracing Interactive Services, Inc.(3)	Arizona
Jeff Hamilton Collection, Inc.	Arizona
McArthur Towel and Sports, Inc.	Arizona
Minichamps GmbH& Co. KG (6)	Germany
Minichamps North America, Incorporated (6)	Florida
Paul’s Model Art GmbH & CoKG (7)	Germany
RYP, Inc.	North Carolina
Racing Collectables Club of America, Inc. (5)	Arizona
The Fan Club Company, L.L.C. (3)	Arizona
Trevco Trading Corp.	Arizona

(1)	wholly-owned subsidiary of Action Performance Holdings GmbH
(2)	80% owned subsidiary of Action Performance Companies, Inc.
(3)	wholly-owned subsidiary of Racing Collectables Club of America, Inc.
(4)	80% owned subsidiary of Action Performance Holding GmbH
(5)	wholly-owned subsidiary of goracing.com, inc.
(6)	wholly-owned subsidiary of Paul’s Model Art GmbH & CoKG
(7)	80% owned subsidiary of APC Europe GmbH
(8)	joint venture with TMP International, Inc.
(9)	joint venture with Jumpstart, L.L.C.